Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of North American Palladium Ltd.

We consent to the use in this Annual Report on Form 40-F of:

•	our Independent Auditors’ Report dated February 18, 2015 on the consolidated financial statements of North American Palladium Ltd. comprising the consolidated balance sheets as at December 31, 2014 and December 31, 2013, consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the years ended December 31, 2014 and December 31, 2013, and notes comprising a summary of significant accounting policies and other explanatory information;

•	our Report of Independent Registered Public Accounting Firm dated February 18, 2015 on the consolidated balance sheets of North American Palladium Ltd. as at December 31, 2014 and December 31, 2013 and the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for the years ended December 31, 2014 and December 31, 2013

•	our Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting dated February 18, 2015 on North American Palladium Ltd.’s internal control over financial reporting as of December 31, 2014 each of which is contained in this annual report on Form 40-F of North American Palladium Ltd. for the fiscal year ended December 31, 2014.

We also consent to the incorporation by reference of such reports in the Registration Statements on Form F-10 (File No. 333-200762) and Form S-8 (File No. 333-13766) of North American Palladium Ltd.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

March 31, 2015

Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”) a Swiss entity.

KPMG Canada provides services to KPMG LLP.